EXHIBIT 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111

N E W S R E L E A S E July 27, 2006	For additional information: Terry Peterson Chief Financial Officer, VP, Controller and Chief Accounting Officer (651) 787-1068

DELUXE REPORTS SECOND QUARTER 2006 RESULTS;
DECLARES QUARTERLY DIVIDEND

•	Company initiates performance improvement plans

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported a second quarter diluted loss per share of $0.05 on a net loss of $2 million. Second quarter results include a previously announced pre-tax asset impairment loss of $45 million, or $0.57 per diluted share, related to the abandonment of a software project. Diluted earnings per share (EPS) for the second quarter of 2005 were $0.83 on net income of $42 million. Results for 2005 included a pre-tax benefit of $12 million, or $0.15 per share, for contract termination payments received in the quarter.

The Company also announced that its Board of Directors approved a management recommendation to lower its dividend by 37.5 percent, and declared a $0.25 per share quarterly dividend, payable on September 5, 2006 to shareholders of record at the close of business on August 21, 2006. The Company had 51,414,427 shares outstanding as of July 25, 2006.

“We are disappointed with our second quarter results, and more specifically, having to take an impairment charge,” said Lee Schram, CEO of Deluxe Corporation. “Putting this event behind us and looking to the future, Deluxe has numerous strengths on which we will continue to build, including market-leading brands, solid customer relationships, and unparalleled printing capabilities. We also have identified significant cost reduction and operating efficiency opportunities.” Schram added, “Regarding the dividend, the Company continues to generate strong cash flow, but we believe that adjusting the quarterly dividend rate appropriately reflects the Company’s earnings level and improves our financial strength and flexibility.”

Second Quarter Performance
Revenue in the quarter was $403 million compared to $434 million during the second quarter of 2005. Revenue in Small Business Services (SBS) increased by $9 million, or 4.0 percent, driven by both a higher number of orders and higher revenue per order. This increase was offset by lower revenue per order for Financial Services, contract termination payments of $12 million in the second quarter of last year, and lower order volume for Direct Checks.

Gross margin was 62.3 percent of revenue, compared to 65.4 percent in 2005. Lower prices for Financial Services, along with higher delivery costs in SBS, contributed to the decline.

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Additionally, gross margin in 2005 was positively impacted 1.1 points by the $12 million of contract termination payments.

Selling, general, and administrative (SG&A) expense decreased $6 million in the second quarter. Investments to execute the SBS revenue growth plan were more than offset by lower performance-based compensation, lower amortization expense and synergies resulting from the NEBS integration.

Operating income was $10 million, including the $45 million asset impairment loss, down from $82 million last year. As a result, operating margin was 2.5 percent of revenue compared to 18.9 percent in the prior year.

Net income decreased $44 million and diluted EPS decreased $0.88 due to lower operating income.

Second Quarter Performance by Business Segment
Small Business Services’ revenue increased to $233 million from $224 million in 2005 as a result of continued execution of the growth strategy that previously has been communicated. The number of customer orders and first-time buyers increased compared to the same period last year, as did revenue per order. Operating income decreased to $1 million from $22 million in 2005, including $18 million of the $45 million asset impairment loss, planned costs related to executing the growth strategy, and higher delivery costs.

Financial Services’ revenue was $117 million compared to $149 million in 2005, primarily the result of lower revenue per order and the $12 million of contract termination payments in 2005. Order volume was down less than one percent from the same period last year. Comparing second quarter 2006 with first quarter 2006, order volume was up 3.0 percent. An operating loss of $7 million for the quarter included the remaining $27 million of the asset impairment loss and the impact of lower revenue. Operating income in 2005 was $40 million.

Direct Checks’ revenue was $53 million compared to $61 million in 2005 due to lower order volume from the decline in check usage, as well as lower response rates and lower reorders due to past reductions in advertising spend. As a result, operating income was $16 million compared to $20 million in 2005.

Six Months Performance
Revenue was $814 million for the first six months of 2006 compared to $872 million during the same period in 2005. Revenue in SBS increased by $20 million, or 4.5 percent, driven by both higher revenue per order and a higher number of orders. This increase was offset by lower revenue per order and lower order volume in our personal check businesses and the $12 million of contract termination payments.

Gross margin was 62.3 percent of revenue, compared to 65.3 percent in 2005. Lower prices and lower order volume in personal checks, along with higher manufacturing costs in SBS, contributed to the decline.

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SG&A expense decreased $6 million in the first six months of the year. As for the quarter, investments to execute the SBS growth plan were more than offset by lower amortization expense, synergies resulting from the NEBS integration and lower performance-based compensation.

Operating income of $62 million, including the $45 million asset impairment loss, was down from $158 million last year. Operating margin was 7.6 percent of revenue compared to 18.1 percent in the prior year.

Net income, as a result, decreased $59 million, and diluted EPS decreased $1.18.

Cash provided by operating activities increased $52 million compared to last year due to lower contract acquisition payments, lower performance-based employee compensation payments related to 2005‘s operating performance, as well as the timing of medical and severance benefit payments.

Business Outlook
The Company stated that it expects 2006 third quarter revenue to range from $395 million to $405 million and diluted EPS to range from $0.41 to $0.45. On a full year basis, revenue is expected to be between $1.63 billion and $1.65 billion, and EPS is expected to be between $1.41 and $1.51. Operating cash flows are expected to range from $195 to $210 million for the year.

“In response to recent business performance, we have aggressively studied the challenges before us,” Schram stated. “While SBS continues to report revenue growth, product mix is unfavorable, and the growth trend has been lower than expected. In addition, we continue to see higher manufacturing costs in SBS because it is taking more time to realize efficiencies from the plant consolidations completed in second quarter, and we are experiencing higher delivery costs. Our Financial Services segment continues to report lower margins due to pricing pressure and unfavorable product mix. In Direct Checks, our profitable reorder sales are lagging due to lengthening reorder cycles and lower retention rates.”

Schram also said, “We have a strong sense of urgency and have riveted our employees around significantly improving our financial performance.” In SBS, the Company is focusing on refining the business model, improving how it goes to market, and evaluating the level and pace of its investment. Financial Services is focusing on simplifying its core business model and reducing its cost structure while investing in new products and services, and Direct Checks will modestly increase its marketing spend to improve order volume.

The Company also indicated that it is focusing on cost management and pursuing aggressive cost reduction initiatives, including plans to streamline its call center and check fulfillment activities, eliminate system and work stream redundancies and strengthen its go-to-market capabilities through the continuing application of lean principles. The Company also believes significant cost opportunities exist in its manufacturing, supply chain, and other shared services functions through the reduction of SKUs, standardization of products and services, and improvements in its sourcing of third-party goods and services.

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The Company stated that, using current 2006 guidance as a baseline, it has identified opportunities that are expected to reduce the cost structure by at least $150 million, net of required investments, by the end of 2008.

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EDT (10:00 a.m. CDT) to review the quarter’s financial results. All interested persons may listen to the call by dialing 612-332-1025. The presentation also will be available via a simultaneous webcast in the investor relations section at www.deluxe.com. An audio replay of the call will be available through midnight on August 3 by calling 320-365-3844 (access code 834563); both audio and slides will be archived on Deluxe’s Web site.

About Deluxe
Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and shipping/packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions, thereby reducing the number of potential customers and referral sources and increasing downward pressure on our revenues and gross margins; risks that our Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time increase its operating margins, are delayed or unsuccessful; risks that our Financial Services segment will not be successful in simplifying its core business model and reducing its cost structure; risks that cost reductions in the Company’s shared services areas will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis, and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2005.

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Financial Highlights

DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended June 30,
	2006		2005
Revenue	$403		$434
Cost of goods sold	152	37.7%	150	34.6%

Gross profit	251	62.3%	284	65.4%

Selling, general and administrative expense	196	48.6%	202	46.5%
Asset impairment loss	45	11.2%	—	—

Operating income	10	2.5%	82	18.9%

Interest expense	(15)	(3.7%)	(15)	(3.5%)

(Loss) income before income taxes	(5)	(1.2%)	67	15.4%

Income tax (benefit) provision	(2)	(0.5%)	25	5.8%

(Loss) income from continuing operations	(3)	(0.7%)	42	9.7%

Discontinued operations	1	0.2%	—	—

Net (loss) income	$(2)	(0.5%)	$42	9.7%

Weighted average dilutive shares outstanding	51.0		51.0

Diluted per share information:
(Loss) income from continuing operations	$(0.06)		$0.82
Net (loss) income	$(0.05)		$0.83

Continuing operations:
Capital expenditures	$15		$14
Depreciation and amortization expense	$23		$29
Number of employees-end of period	8,545		8,327

Non-GAAP financial measure – EBITDA*	$33		$111

*

EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because we believe it is useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes and the accounting effects of capital investments (i.e., depreciation and amortization), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisition of New England Business Service, Inc. (NEBS) in June 2004. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs. We believe that a measure of operating performance which excludes these impacts is helpful in analyzing our results. We also believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a measure of cash flow, as it does not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA to be a substitute for operating income or net income. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to GAAP performance measures. EBITDA is derived from net income as follows:

	Quarter Ended June 30,
	2006	2005
EBITDA	$33	$111
Discontinued operations	1	—
Income tax benefit (provision)	2	(25)
Interest expense	(15)	(15)
Depreciation and amortization	(23)	(29)

Net (loss) income	$(2)	$42

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DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2006		2005
Revenue	$814		$872
Cost of goods sold	307	37.7%	303	34.7%

Gross profit	507	62.3%	569	65.3%

Selling, general and administrative expense	405	49.8%	411	47.1%
Asset impairment loss	45	5.5%	—	—
Gain on facility sales	(5)	(0.6%)	—	—

Operating income	62	7.6%	158	18.1%

Interest expense	(29)	(3.6%)	(28)	(3.2%)
Other income	—	—	1	0.1%

Income before income taxes	33	4.1%	131	15.0%

Provision for income taxes	11	1.4%	49	5.6%

Income from continuing operations	22	2.7%	82	9.4%

Discontinued operations	—	—	(1)	(0.1%)

Net income	$22	2.7%	$81	9.3%

Weighted average dilutive shares outstanding	51.1		50.8

Diluted per share information:
Income from continuing operations	$0.42		$1.61
Net income	$0.42		$1.60

Continuing operations:
Capital expenditures	$28		$26
Depreciation and amortization expense	$46		$60
Number of employees-end of period	8,545		8,327

Non-GAAP financial measure – EBITDA*	$108		$219

*

EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because we believe it is useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes and the accounting effects of capital investments (i.e., depreciation and amortization), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisition of New England Business Service, Inc. (NEBS) in June 2004. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs. We believe that a measure of operating performance which excludes these impacts is helpful in analyzing our results. We also believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a measure of cash flow, as it does not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA to be a substitute for operating income or net income. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to GAAP performance measures. EBITDA is derived from net income as follows:

	Six Months Ended June 30,
	2006	2005
EBITDA	$108	$219
Discontinued operations	—	(1)
Provision for income taxes	(11)	(49)
Interest expense	(29)	(28)
Depreciation and amortization	(46)	(60)

Net income	$22	$81

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DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30, 2006	December 31, 2005	June 30, 2005
Cash and cash equivalents	$9	$7	$33
Other current assets	186	207	227
Property, plant & equipment-net	150	159	160
Intangibles-net	195	258	267
Goodwill	581	581	580
Other non-current assets	209	214	241

Total assets	$1,330	$1,426	$1,508

Short-term debt & current portion of long-term debt	$220	$264	$318
Other current liabilities	209	227	218
Long-term debt	902	903	953
Deferred income taxes	47	69	81
Other non-current liabilities	42	45	62
Shareholders’ deficit	(90)	(82)	(124)

Total liabilities & shareholders’ deficit	$1,330	$1,426	$1,508

Shares outstanding	51.4	50.7	50.6

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DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2006	2005
Cash provided (used by):
Operating activities:
Net income	$22	$81
Depreciation and amortization of intangibles	46	60
Asset impairment loss	45	—
Contract acquisition payments	(13)	(64)
Other	1	(28)

Total operating activities	101	49

Investing activities:
Purchases of capital assets	(28)	(26)
Proceeds from facility sales	6	2
Other	(1)	—

Total investing activities	(23)	(24)

Financing activities:
Dividends	(41)	(41)
Shares issued under employee plans	7	8
Net change in debt	(46)	27
Other	1	—

Total financing activities	(79)	(6)
Cash provided (used) by discontinued operations	3	(1)

Net change in cash	2	18
Cash and cash equivalents: Beginning of period	7	15

End of period	$9	$33

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DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended June 30,
	2006		2005
Revenue:
Small Business Services	$233		$224
Financial Services	117		149
Direct Checks	53		61

Total	$403		$434

Operating income (loss):
Small Business Services	$1	*	$22
Financial Services	(7	)*	40
Direct Checks	16		20

Total	$10		$82

	Six Months Ended June 30,
	2006		2005
Revenue:
Small Business Services	$469		$449
Financial Services	234		295
Direct Checks	111		128

Total	$814		$872

Operating income:
Small Business Services	$13	*	$47
Financial Services	13	*	71
Direct Checks	36		40

Total	$62		$158

The segment information reported here for 2005 was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2005. As of January 1, 2006, the portion of our Small Business Services segment related to the New England Business Service, Inc. (NEBS) acquisition was fully integrated into all corporate functions. As such, all corporate costs in 2006 are fully allocated to all three of our segments based on segment revenue.

*  Includes an asset impairment loss of $18 million in Small Business Services and $27 million in Financial Services.

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